UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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PROLUNG, INC.
(Name of Registrant as Specified in Its Charter)

STEVEN C. EROR RICHARD SERBIN MICHAEL N. CHRISTIANSEN TODD M. MORGAN ERIC M. SOKOL RON DUNFORD BRIAN W. LOVERIDGE DON A. PATTERSON
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steven C. Eror, together with the other participants named herein, has filed a definitive consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from stockholders of ProLung, Inc., a Delaware corporation (“ProLung”), for a number of proposals, the ultimate effect of which, if successful, would be to elect Mr. Eror’s eight (8) highly qualified director nominees.

On September 12, 2018, Mr. Eror issued the following press release:

ProLung Shareholder Group Urges Shareholders To Ignore The Company's GOLD Consent Revocation Card And Instead Consent To Enlarge And Enhance The Board Using Its WHITE Consent Card

SALT LAKE CITY, Sep. 12, 2018 /PRNewswire/ -- Steven C. Eror, the Co-Founder and Former President, CEO and member of the Board of Directors (the "Board") of ProLung, Inc. ("ProLung" or, the "Company"), together with a group of stockholders (the "Group") collectively owning approximately 16.3% of the outstanding common stock of ProLung, issued the following statements today on behalf of the Group regarding its consent solicitation to enlarge and enhance the Board.

We urge you to fill out and return the WHITE consent card today to restore accountability and oversight to the ProLung Board. Please destroy and discard any GOLD consent revocation card you may receive from the Company to ensure that your consent is not revoked. If you have already responded by returning a GOLD consent revocation card, you may fill out and return the WHITE consent card to change your vote.

In our discussions with ProLung shareholders we have been asked about the consent solicitation process and why we are seeking to enlarge and enhance the Board. We have provided answers to some of the most frequently asked questions below.

Should I support the proposal to enlarge and enhance ProLung’s Board of Directors?

We believe that our proposals to enlarge and enhance the Board are the only way to preserve our investment in ProLung. Beginning in April 2018, Board members Bob Raybould and Scott Nixon started a surreptitious and self-serving sham investigation founded on baseless allegations to take control of ProLung. This led to the eventual break up and resignation of a majority of the Board in late June 2018. With a disregard of shareholder interests, Messrs. Raybould and Nixon turned tone deaf to shareholders and literally locked the doors of ProLung's offices. By installing two employees and a junior executive that they could easily control, they sacrificed the independence oversight responsibilities of the Board. Now their efforts are focused on these same unsubstantiated, disparaging allegations to distract shareholders from what we view to be the Board's woeful lack of experience and the Company's weak management. Almost inconceivably, they appear to be draining ProLung's dwindling cash to sue former directors, shareholders and the Company's investment bankers in an apparent attempt to silence shareholders and prevent them from consenting to the addition of new, much-needed and experienced senior leadership at ProLung. With a staggering lack of transparency, and a continuing pattern of inadequate disclosure to investors and shareholders, Messrs. Raybould and Nixon have repeatedly insisted that ProLung was "better than ever." Not only do we disagree, we believe this statement to be disingenuous and inconsistent with the Company's recently announced departures of BOTH its CEO and CFO. Such an exodus of senior management is hardly confidence inspiring, let alone "better than ever." We believe ProLung is on the brink of organizational failure and facing imminent insolvency. The Company announced yesterday that Mark Anderson resigned as the CFO of ProLung last week. In addition, ProLung announced that Michael Garff resigned from his role as interim CEO and named yet another interim CEO to replace him: Jared Bauer, a recently appointed director with virtually no experience in cancer. Yet Mr. Garff is set to head back to the FDA again, even as the current Board curtailed his responsibilities. Our nominees for election to the Board are experienced subject matter experts. Our slate of eight director candidates convey broad knowledge and experience across industries including finance, medicine, pharmacy, law and ethics. The addition of these individuals to the Board would both safeguard shareholders' agenda and provide the experience necessary to oversee its execution.

Should I be concerned that the current Board has not announced a business plan?

We believe that Messrs. Raybould and Nixon want to control the Board to serve their private agenda. Without any medical technology background, education or experience, Mr. Raybould has repeatedly worked alone and collaborated with others to obtain control of the Company. Recently, Mr. Raybould stated that he wanted to come out of retirement to manage ProLung. We believe that Mr. Nixon is motivated to maintain control of the Board to cover up a Board investigation into the fraudulent use of former CEO Steve Eror's signature to file SEC certifications in May 2018. Informed shareholders are also deeply concerned that NO PLANS have been announced to provide the additional funding required to operate ProLung beyond October 2018. Worse yet, the Board severed a valuable relationship with ProLung's only investment bank, an institution that raised the last $14 million of investment capital. Understandably, the bank has stated that it will not participate in further fund raising without a new Board. WITHOUT SIGNIFICANT ADDITIONAL INVESTMENT AND A PLAN BACKED BY COMPETENT BOARD OVERSIGHT, WE BELIEVE THAT PROLUNG WILL NOT BE ABLE TO STAY AFLOAT FOR LONG ENOUGH TO OBTAIN FDA APPROVAL AND SEEK AN EVENTUAL SALE OF THE COMPANY. We believe that without a professional banking relationship, management with fundraising experience, and a competent Board that attracts investors, the door is open for Messrs. Raybould and Nixon to sell shares of the Company at highly distressed prices.

Who is currently serving as ProLung’s CEO?

The Company announced yesterday that it replaced interim CEO Michael Garff with yet another interim CEO, Jared Bauer. We are alarmed by such abrupt and temporary changes to senior leadership that lack the continuity needed to successfully operate a company such as ProLung. By the Board's account, Mr. Garff, ProLung's recently appointed and now former interim CEO, had overseen the Company performing as never before; so well, in fact, that the Board has already stepped in to replace him. We were incredulous when the Board stated on one hand that ProLung is performing better than ever, while on the other hand the Board has replaced members of ProLung's senior management every few weeks. We believe that Mr. Bauer, a recently appointed Board member who joined ProLung only after we publicly announced our efforts to seek Board representation, has a very steep learning curve coming from the food safety industry and entering the lung cancer industry. In addition, we do not know if Mr. Bauer will relinquish his responsibilities managing ApolloDx, LLC. We believe that because of this, combined with Mr. Garff's tenuous leadership, ProLung will likely experience additional delays in obtaining FDA approval for the ProLung Test that could span months or years. In two more months, it will be one full year since ProLung stopped recruiting patients for its clinical trial. Without even meeting with the FDA, Mr. Garff led the decision to postpone ProLung's engagement with the FDA by a month. Before ProLung's clinical data turns stale, and before the Company loses relationships with leading clinics, we must restore the experienced leadership to ProLung's Board and management necessary to move the Company forward. Despite his responsibilities as Board member and COO, Mr. Garff continues as Principal Broker & Realtor of Garff Group Realty, https://garffhomes.com/about.

Why not abstain?

Only your latest dated consent or revocation card will count. Shareholders who return a valid GOLD revocation card after having delivered a WHITE consent card will automatically revoke their earlier consent vote on the WHITE card. WE THEREFORE URGE YOU TO COMPLETELY DISREGARD AND TOSS OUT ANY GOLD CARD YOU MAY RECEIVE FROM THE COMPANY BECAUSE SUBMITTING A GOLD REVOCATION CARD WOULD NEGATE YOUR EARLIER CONSENT, EVEN IF YOU ABSTAIN.

What happens if I do nothing?

If you do nothing, the Board will remain unchanged until the directors stand for election at the Company's next annual meeting of shareholders. ProLung has a legal obligation to hold an annual meeting of shareholders to elect directors within 13 months from the date of its last shareholder meeting. In our opinion, without additional funds raised, it is unlikely that the Company will have sufficient cash to operate until such a meeting is held. WITHOUT SIGNIFICANT ADDITIONAL INVESTMENT AND A PLAN BACKED BY A COMPETENT BOARD, WE DO NOT BELIEVE PROLUNG WILL BE ABLE TO STAY AFLOAT. That is why a group of your fellow shareholder urges you VOTE FOR ALL FIVE PROPOSALS IN THE WHITE CARD and return it as follows:

PRINT, SIGN, DATE & RETURN THE CONSENT CARD BY ANY OF THE FOLLOWING MEANS:

EMAIL:  enlargeandenhance@yahoo.com

FAX:  (435) 578-2300

MAIL:	Enlarge and Enhance the Board PO Box 58027 Salt Lake City, Utah 84158

Call if you have any questions at 801.631-7288 or by email at enlargeandenhance@yahoo.com.

Is the Company out of cash?

This is a key question that the Company has not addressed. Based upon recently filed financial statements, an estimate of the attorney's fees spent preventing the shareholder from making changes to the Board, other legal fees associated with filing and supporting litigation against former directors, 250 shareholders and the Company's investment bank, and hiring a new CEO, we believe the Company will be out of cash by October 2018.

Why are Company funds being used to prevent the shareholders from voting to enlarge and enhance the Board?

We believe it is irresponsible for the Board to seek to disenfranchise shareholders by spending excessively to oppose our consent solicitation in an attempt to further entrench directors, especially during this challenging financial period in which the Company is struggling to remain solvent. In our view, a larger Board is an intelligent solution. Our proposals DO NOT remove the directors currently in place. It is unusual that Vice Chairman Raybould packed the Board with two current employees and a former employee and that, even with all these additions, Messrs. Nixon and Raybould remain the ONLY INDEPENDENT DIRECTORS RESPONSIBLE FOR MAKING KEY accounting, compensation and governance decisions as rules of board oversight require independent directors acting in the interests of all shareholders.

Mr. Eror has stepped forward at a critical moment in ProLung's progress, at the request of a group of shareholders, to champion the efforts required to enlarge and enhance the Board by written shareholder consent. As it is clear from the biographic information provided, the nominees presented for your consideration in the WHITE CARD consent are diverse yet unified by common shareholder interests. We view the Board's attempts to disparage, humiliate and embarrass Steve Eror as a desperate act of retribution against him for seeking to hold the current Board accountable for its controlling, self-serving agenda. We do not believe that you, the shareholders, will be so easily fooled by the Company's malicious and vitriolic tactics.

Which approach puts my investment at risk?

Without the funds necessary to operate ProLung, it does not matter who is on the Board. Without funds, it does not matter who is talking to the FDA. We believe that the only pathway that maximizes the opportunity to raise funds and succeed with the FDA is through enhancing and enlarging the Board. In our opinion, the financial risk is greatly diminished with the larger and enhanced Board that we are seeking to elect through our proposals. WITHOUT SIGNIFICANT ADDITIONAL INVESTMENT AND A PLAN BACKED BY A COMPETENT BOARD, PROLUNG WILL NOT BE ABLE TO STAY AFLOAT UNTIL FDA APPROVAL OR THE SALE OF THE COMPANY.

Why don’t we just leave the Board alone until we see data?

Data is the beginning, not the end. Just as picking a winning horse is not a job for the untrained eye, to understand and exploit the opportunities presented by the clinical data requires a fully staffed and competent Board combined with strong, knowledgeable management. For example, if ineffective Company leadership fails to convince the FDA on the sufficiency of data it has, the FDA may require ProLung to conduct additional clinical research thereby increasing the cost and extending delays by months or even years. ProLung's last clinical trial involved leading cancer clinics around the country, it cost millions of dollars and it required more than five years to complete.

In addition, it should also be noted that data, without strategic relationships, cash and know-how is not sufficient to generate a successful exit for investors. It is essential to negotiate with companies with whom ProLung already has a relationship, from financial strength and with the oversight from a Board that has all investors in mind. In our opinion, the current Board and Company management are disconnected from the industry, unprepared and unqualified to determine the utility of the data to support brilliant products and to introduce a product.

What are your plans for the Company, if elected?

•	Restore effective leadership, accountability, continuity, experienced oversight and subject matter expertise to the Board.
•	Immediately cut costly and unnecessary legal expenses.
•	Address finances, human resources, regulatory progress and product development.
•	Evaluate funding options and perform damage control with financial resources.
•	Communicate openly and transparently with all stakeholders.
•	Adopt, approve, and execute an accelerated plan to evaluate clinical data.
•	Adjust overhead to match business plan.
•	Revisit regulatory approval plan.
•	Pursue short-term funding.
•	Obtain clinical results, engage strategic partners and regulatory authorities.
•	If necessary, re-brand and repackage ProLung.
•	Exit the investment.

Disclaimer: the above is subject to the condition of the Company, the timing of consent approval and favorable data results.

We urge you to vote to enlarge and enhance the ProLung Board.

About Steven C. Eror

Mr. Eror has 26 years of executive experience in medical device, drug development, drug delivery, molecular modeling, artificial intelligence, biopharmaceuticals, diagnostics, information technology and manufacturing in public, private and emerging companies. He is ProLung’s founder, and became Chief Executive Officer, President and Director of ProLung, Inc. in February 2005.

Investor Contact

Steven C. Eror

801-631-7288

Enlargeandenhance@yahoo.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Steven C. Eror, together with the other participants named herein, has filed a definitive consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission (“SEC”) to solicit proxies and consents for the amendment of the Bylaws and the election of a slate of eight (8) director nominees to the Board.

WE STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the solicitation are Michael Christiansen, Ron Dunford, Steven Eror, Brian Loveridge, Todd Morgan, Don Patterson, Richard Serbin and Eric Sokol (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D, as may be amended from time to time (the “Schedule 13D”), filed by Mr. Eror with the Securities and Exchange Commission (the “SEC”). The Schedule 13D is available at no charge on the SEC’s website at http://www.sec.gov. As of the date hereof, the Participants collectively beneficially own an aggregate of 644,252 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), consisting of (i) 87,125 shares of Common Stock directly beneficially owned by Steven C. Eror, (ii) 8,900 shares of Common Stock directly beneficially owned by Brian Loveridge, (iii) 172,188 shares of Common Stock beneficially owned by Todd Morgan, including (a) 32,500 shares of Common Stock held by an irrevocable trust of which Mr. Morgan is the trustee, (b) 33,750 shares of Common Stock held by a trust of which Mr. Morgan is the manager, (c) 3,750 shares of Common Stock held by a trust of which Mr. Morgan is the manager, (d) 50,000 shares of Common Stock held by a trust of which Mr. Morgan is the manager, and (e) 25,000 shares of Common Stock held by a trust of which Mr. Morgan is the manager, (iv) 58,735 shares of Common Stock directly beneficially owned by Don Patterson (v) 277,621 shares of Common Stock directly beneficially owned by Eric Sokol and (iv) 39,683 shares of Common Stock directly beneficially owned by Ron Dunford. As of the date hereof, none of Messrs. Christiansen or Serbin beneficially own any shares of Common Stock.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, MR. EROR AND THE PARTICIPANTS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.